Exhibit 10.1

Execution Version
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) entered into on September 27, 2022 (the “Effective Date”) is made by and between Rackspace Technology, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Amar Maletira (“Employee”).
WHEREAS, the Company currently employs Employee pursuant to that certain Employment Agreement dated as of October 16, 2020 (the “Prior Agreement”);
WHEREAS, except as explicitly provided herein, the Company and Employee desire to amend and restate the Prior Agreement in its entirety and replace it with this Agreement; and
WHEREAS, effective as of the Effective Date, the Company desires to continue to employ Employee and Employee desires to continue to be so employed with the Company, upon and subject to the terms and conditions set forth herein.
Now in consideration of the foregoing and for other good and valuable consideration and intending to be legally bound as of the “Effective Date,” the Company and Employee agree as follows:
1.TERM OF EMPLOYMENT
The term of employment under this Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 7 below (the “Employment Period”).
2.TITLE AND EXCLUSIVE SERVICES
(a)Title and Duties. During the Employment Period, Employee shall serve as the Company’s Chief Executive Officer and Employee will perform job duties and have responsibilities and authorities that are usual and customary for this position in a company the nature and size of the Company. Further, Employee shall serve as the Company’s Chief Financial Officer (“CFO”) and Employee will perform job duties and have responsibilities and authorities that are usual and customary for this position on a temporary basis for no additional compensation until the Company appoints a replacement principal financial officer. For so long as Apollo Global Management, Inc. (together with its subsidiaries and its investment funds, “Apollo”) is the majority shareholder of the Company, during the Employment Period, the Company shall nominate Employee to serve as a member of the Company’s board of directors (the “Board”). If Employee is appointed to any other position during the Employment Period consistent with his position as the Company’s Chief Executive Officer, this section shall be deemed to be amended to add the new position. In any position that Employee holds with the Company or any of its subsidiaries or affiliates (other than as a member of the Board), Employee shall report solely and directly to the Board.
(b)Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to Board approval not to be unreasonably withheld, and to the management of Employee’s personal investments, to the extent such activities do not interfere in a material way with the business of the Company.

3.COMPENSATION AND BENEFITS
(a)Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $900,000 (“Annual Base Salary”), which shall be paid in accordance with customary payroll practices (but in all events no less frequently than monthly) and shall be eligible for increases in Annual Base Salary consistent with Company’s ordinary compensation cycles and process for the Company’s senior executives (“Peer Executives”). After any such increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount.
(b)Annual Corporate Bonus. With respect to each calendar year that ends during the Employment Period, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to 150% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 200% of Annual Base Salary, and with the actual bonus determined pursuant to the Rackspace Corporate Cash Bonus Plan (or any successor plan) and as approved by the Board or Compensation Committee of the Board (“Compensation Committee”); provided that if the performance goals for an applicable year are achieved at or exceeding the target performance goals, Employee shall be paid no less than the Target Bonus for the applicable year. Each such Annual Bonus shall be payable on such date as is determined by the Board or the Compensation Committee, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its implementing regulations (“Section 409A”) such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year (except as provided in Section 8 below) unless Employee remains continuously employed with Company through the payment date. If Employee’s target bonus as a percentage of Base Salary is increased during the Employment Period, “Target Bonus” for purposes of this Agreement shall mean such increased amount.
(c)Retention Equity Awards. In consideration for signing this Agreement, promptly following the Effective Date (but no later than 30 days thereafter), the Company will grant Employee one-time retention grants pursuant to the Rackspace Technology, Inc. 2020 Equity Incentive Plan (or any successor plan) (“Equity Plan”) in the form of (i) restricted stock units (“RSUs”) and (ii) performance stock units (“PSUs”), in each case, of the Company’s common stock, par value $.01 per share (“Common Stock”). Each of the number of RSUs and target number of PSUs granted to Employee shall be determined by dividing $7,500,000 (i.e., $15,000,000 in the aggregate) by a 30-trading day volume weighted average market closing price of the Company’s NASDAQ-traded Common Stock immediately prior to the Effective Date (the “Retention Equity Grants”). The RSUs shall vest in equal annual installments on each anniversary of the Effective Date over a three-year period ending on the third anniversary of the Effective Date, and, except as otherwise set forth in Section 8(e)(3) below, subject to Employee’s continued employment through the applicable vesting date. The PSUs shall be eligible to vest in equal annual installments (within 30 days following the end of the applicable one-year, two-year or three-year measurement period) over a three-year performance period beginning on January 1, 2023 and ending on December 31, 2025, and, except as otherwise set forth in Section 8(e)(3) below, subject to Employee’s continued employment through the applicable vesting date and the achievement of the performance conditions included in the PSU Retention Equity Grant. The Retention Equity Grants will be issued pursuant and subject to the Equity Plan, with its RSUs being in the form provided as Exhibit B to the Prior Agreement and its PSUs being in the form used for PSU grants made on March 22, 2022, in each case as modified to be consistent with the terms provided in this Agreement (the “Grant Agreements”). Employee will be entitled to dividend equivalents if and to the extent granted to Peer Executives on both vested and unvested RSUs and PSUs granted pursuant to the Retention Equity Grants.

(d)Annual Equity Awards. Following the Effective Date and for each calendar year of the Employment Period thereafter, Employee will be eligible to receive equity awards on the same basis and terms (including the form and mix of awards, vesting and forfeiture terms and date on which such awards are granted) no less favorable to him than those applicable to any Peer Executive (other than for one-off grants) subject to Employee’s continued employment through the applicable date of grant. Commencing in calendar year 2023, the Company shall grant Employee, no later than when the Company provides annual equity grants to Peer Executives for the applicable calendar year, an annual equity award having a target grant date value of a minimum of $11,000,000 in the form determined in the sole discretion of the Board or the Compensation Committee; provided that for calendar years 2023 and 2024, Employee shall receive annual equity awards in the form of (i) RSUs and (ii) PSUs. Each of the number of RSUs and target number of PSUs granted to Employee for each of the grants in 2023 and 2024 will be determined by dividing $5,500,000 (i.e., $11,000,000 in the aggregate) by a 60-trading day volume weighted average price of the Company’s NASDAQ-traded Common Stock immediately prior to the grant date (or if more favorable to Employee the share price used for Peer Executives for such award). Except as otherwise provided in this Section 3(d) and/or Section 8(e)(3) below, the RSUs and the PSUs will vest according to the terms of the Equity Plan and grant agreements applicable to Peer Executives; provided that Employee’s rights under any applicable grant agreement may not be materially impaired (other than an impairment that is or that would likely be the result of Company’s lawful compliance with the terms of this Agreement) without his written consent, which consent will not be unreasonably withheld, conditioned or delayed. For all years following 2024, the Board or the Compensation Committee, as applicable, will determine the composition of Employee’s annual equity grants (which, for the avoidance of doubt, will have a target grant date value of a minimum of $11,000,000). With respect to any granted RSU or PSU awards, Employee will be entitled to dividend equivalents on both vested and unvested RSUs and PSUs if and to the extent granted to Peer Executives.
(e)PTO. Employee is eligible for PTO (paid time off) of no less than 4 weeks per calendar year subject to the Company’s policies.
(f)Employment Benefit Plans. During the Employment Period, Employee may participate in employee benefit plans in which Peer Executives may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.
(g)Expenses and Potential Relocation. During the Employment Period, the Company will reimburse Employee for pre-approved travel and business expenses pursuant to Company policy and also agrees to pay directly to Employee’s counsel the fees incurred by Employee in connection with the review and negotiation of this Agreement, capped at $15,000. Employee’s place of employment shall be in or within reasonable commuting distance to Cupertino, California. Although Employee is not required to relocate, Employee acknowledges and agrees that Employee may be required to spend a significant amount of time in San Antonio, Texas as reasonably requested by the Company. If Employee elects to relocate to the Company’s headquarters during employment, Employee will be offered a standard executive relocation package (which will include a reimbursement for taxes, such that, after taking into account all applicable taxes, Employee is not out-of-pocket for any relocation expenses or reimbursements (but without regard to any lump sum payment for discretionary incidentals), with such reimbursement for taxes to be paid to Employee at the time Employee is required pay any taxes due on such reimbursement to the appropriate tax authorities but in all events no later than the date required by Section 1.409A-3(i)(1)(v) of the Department of Treasury Regulations).

4.NONDISCLOSURE OF CONFIDENTIAL INFORMATION
(a)Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law and “Confidential Information” does not include information which is known to the general public or within the relevant trade or industry through no breach of Employee of this Section 4. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that, unless prohibited by law or regulation, Employee shall promptly inform Company, shall cooperate, at Company’s sole expense, with the Company to obtain a protective order or otherwise restrict disclosure, and shall use reasonable best efforts to only disclose Confidential Information to the minimum extent necessary to comply with the court order. In addition, Employee may disclose Confidential Information to the extent required by law or by any governmental or regulatory or self-regulatory agency with actual or apparent authority to require Employee to disclose such information and to the extent necessary in connection with any dispute between the Company and Employee regarding this Agreement, any equity grant agreement (including the Grant Agreements or any grant agreement issued in connection with the grants under Section 3(d) above), the Indemnification Agreement (as defined below) or any other written agreement between the Company (or any of its subsidiaries or affiliates) and Employee. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to the Company; provided Employee shall be permitted to retain, this Agreement, all agreements and plans governing his compensation and/or equity awards, the Indemnification Agreement, and any information or documents he reasonably believes is necessary to prepare his tax returns.
(b)The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.
5.NON-HIRE OF COMPANY EMPLOYEES
(a)To further preserve the Confidential Information, during employment and for six (6) months after employment ends, Employee will not, directly or indirectly, (i) hire or engage any current employee of the Company with whom he worked directly; (ii) solicit or encourage any employee with whom he worked directly to terminate employment or services with the Company; or (iii) solicit or encourage any employee with whom he worked directly to accept employment with or provide services to Employee or any business associated with Employee. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting or hiring such employees as long as Employee is not involved, directly or indirectly, in such solicitation and/or hiring.

(b)The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.
6.NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS
(a)To further preserve the Confidential Information, for eighteen (18) months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company with whom Employee had direct contact, (i) to terminate its business arrangement with the Company, or (ii) otherwise change its relationship with the Company or establish any relationship with Employee or any of Employee’s affiliates, in each case, for any business purpose deemed competitive with the business of the Company. For the avoidance of doubt, this prohibition will not prevent any employer or entity to whom Employee is providing services from soliciting any customer or supplier of the Company to do business with it as long as Employee is not involved, directly or indirectly, in such solicitation.
(b)The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.
(c)Except as otherwise expressly set forth in Sections 4, 5, or 6 of this Agreement, following termination of Employee’s employment there are no other restrictions on his activities and if there is a conflict between any provision of this Agreement and the provision of any Company (or its subsidiary’s or affiliate’s) plan, policy or other written agreement, the provisions of this Agreement shall govern.
7.TERMINATION
Employee’s employment may be terminated prior to the end of the Employment Period only by mutual written agreement or:
(a)Death. The date of Employee’s death shall be the termination date.
(b)Disability. Company may terminate this Agreement and Employee’s employment if Employee becomes covered for long term disability benefits under any long term disability plan maintained by the Company or its subsidiaries in which Employee participates (“Disability”).
(c)Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” if any of the following actions are taken without his express written consent: (i) a material reduction in Employee’s duties, responsibilities or authority, including, without limitation, (x) removal of Employee from (i) the position of Chief Executive Officer of the Company (or following a Change in Control (as defined in the Equity Plan) the failure of Employee to be the Chief Executive Officer of the successor entity, including its ultimate parent) or (ii) any other position to which he has been appointed (other than as a member of the Board), or (y) for so long as Apollo is the majority shareholder of the Company, the failure to appoint or re-elect Employee, or the removal of Employee, as a member of the Board; (ii) a reduction in Employee’s Annual Base Salary or Target Bonus, (iii) any material breach by the Company or its subsidiaries of any term of provision of this Agreement or any other written agreement to which Employee is a party, including the Grant Agreements or any grant agreement entered into in connection with the grants made pursuant to Section 3(d) above, (iv) Employee being required to work solely or substantially at a location more than 50 miles from a location where Employee has been permitted to work as of the date of beginning employment, (v) any requirement that Employee report to someone other than the Board (or following a Change in Control, the board of directors

(or similar governing body) of the successor entity, including its ultimate parent), or (vi) the failure of a successor to all or substantially all of the assets of the Company to assume this Agreement either contractually or as a matter of law as of the date of such transaction; provided that any such event shall not constitute Good Reason unless and until Employee shall have provided the Company with written notice thereof no later than forty five (45) days following the initial occurrence of such event (or if later, the date Employee learns of it) and, except in the case of clause (vi), the Company shall have failed to fully remedy such event within forty five (45) days of receipt of such notice, and Employee shall have terminated Employee’s employment with the Company within thirty (30) days following the expiration of such remedial period (or in the case of clause (vi), within thirty (30) days following delivery of the notice that Employee has Good Reason to resign).
(d)Termination by Employee Without Good Reason. Employee may resign his employment without Good Reason any time upon forty-five (45) days’ advance written notice. Employee’s termination of his employment in accordance with this Section 7(d) shall not be deemed to be a breach of this Agreement.
(e)Termination By Company. The Board may terminate Employee’s employment with or without Cause and determine the termination date (which in all events cannot be any earlier than the date the termination notice is effectively given). “Cause” shall have the meaning ascribed to such term in the Equity Plan as in effect on the Effective Date (provided the last sentence of such definition shall not be applicable to Employee). Any act or omission of Employee will not be the basis of a Cause termination to the extent that Employee (i) has relied on the advice or followed the instructions of any counsel (internal or external) for the Company (or any of its subsidiaries or affiliates), any accounting firm providing services to the Company (or any of its subsidiaries or affiliates) or any outside firm providing advice to the Company (or any of its subsidiaries or affiliates), (ii) has followed the instructions or directions of the Board and following such instructions or directions was not a violation of applicable law or Employee’s duties to the Company, or (iii) had a reasonable and good faith belief that such act or omission was in (or not opposed to) the best interests of the Company (or its subsidiaries or affiliates, as applicable) and not a violation of applicable law or his duties to the Company. Notwithstanding the foregoing, Employee’s employment shall not be terminated for Cause unless and until there has been a resolution duly adopted by the affirmative vote of more than half of the entire membership of the Board (not counting Employee or any employee director) finding by the Board that Employee has engaged in conduct set forth in the Cause definition and specifying the particulars thereof in reasonable detail.
(f)Termination of all Positions. Upon termination of Employee’s employment for any reason, Employee agrees to resign, as of the date of such termination or such other date requested by the Company, from all positions on the Board and all committees thereof, if applicable, and from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of the Company) and from all other positions and offices that Employee then holds with the Company and its subsidiaries and affiliates.  Employee agrees to promptly execute such documents as the Company, in good faith, shall reasonably deem necessary to effect such resignations, and in the event that Employee is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf.
8.COMPENSATION UPON TERMINATION AND/OR CHANGE IN CONTROL
(a)Subject to Section 16 below, upon termination of Employee’s employment for any reason, Employee (or his estate) shall be entitled to receive: (i) any amount of Employee’s Annual Base Salary earned through the date of termination but not yet paid and any expenses or reimbursements owed to Employee (or on his behalf) under Section 3(g), (ii) except for a resignation by Employee without Good Reason or a Cause termination, any unpaid Annual Bonus for any performance year which has been completed on or prior to the termination date, paid in accordance with Section 3(b) above, (iii) Employee’s rights with respect to any equity and/or long-term incentive awards, which have vested as of the date of termination, and (iv) any amount or entitlement arising from Employee’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(e) and 3(f) above (other than severance plans, programs, or arrangements), which amounts or entitlements shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements, including, where applicable, any death and disability benefits (the “Accrued Obligations”).
(b)Death. Subject to Section 16 below, the Company shall pay to Employee’s estate, (i) within thirty (30) days the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause), and (ii) a lump sum payment payable on the 60th day following the termination day, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee’s dependent survivors (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year.
(c)Disability. If the Company terminates Employee’s employment in accordance with Section 7(b), subject to Section 16 below, the Company shall pay to Employee (or his legal representative, if applicable), (i) within thirty (30) days the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause), and (ii) a lump sum payment payable on the 60th day following the termination date, less ordinary payroll deductions, of the amount equal to (A) six (6) months of the applicable premium cost for continued Company group health coverage for Employee and Employee’s Family Members pursuant to COBRA, based on Employee’s elections with respect to health coverage for himself and Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected, and (B) a pro rata Target Bonus based on the number of days Employee was employed during the calendar year.
(d)Termination By Company For Cause or by Employee without Good Reason: If the Company terminates Employee’s employment for Cause or Employee resigns his employment without Good Reason in accordance with Section 7(d) above, the Company shall, within thirty (30) days, pay to Employee, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). Notwithstanding the foregoing, if Employee qualifies for retirement treatment under any Company and/or affiliate’s plan, policy or written agreement, Employee shall also receive the payments and/or benefits due for a retirement.
(e)Termination With Severance and/or Change in Control.
(1)Termination By Company Without Cause or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or Disability or if Employee terminates his employment for Good Reason, Company will pay, within thirty (30) days, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). In addition, for such terminations, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the 7-day revocation period a Severance Agreement and General Release of Claims (as defined and more fully described in Section 8(e)(5) below), subject to Section 16 below, Company will pay Employee: (i) in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over the 18 month period following the date of termination, an amount equal to 1.5 times the sum of (x) Annual Base Salary, plus (y) a 150% of Target Bonus, provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date (for purposes of Section 409A and as more fully described in Section 16 below) shall be paid on the 60th day following such “separation from service” date, (ii) a pro rata Annual Bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives (but assuming that all personal and/or subjective performance goals are earned at 100%) for the fiscal year in which Employee’s termination occurs, to be paid in a lump sum at the same time bonuses are paid to Peer Executives and in all events in accordance with Section 3(b) above and (iii) a lump sum payment on the 60th day following the termination date equal to eighteen (18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to COBRA based Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), regardless of whether COBRA continuation is elected.
(2)Severance/Change in Control: If there is a Change in Control (as defined in the Equity Plan) and within ninety (90) days before and on or twenty-four (24) months following the date of the Change in Control Employee is terminated by Company without Cause and not by reason of death or Disability or Employee terminates employment for Good Reason, the Company will pay, within thirty (30) days, the Accrued Obligations (except for clause (iv) of such definition which are payable as set forth in such clause). In addition, for such a termination, if Employee signs on or prior to the 50th day following such termination date and does not revoke within the applicable 7-day revocation period the Severance Agreement and General Release of Claims (as defined and more fully described in Section 8(e)(5) below), in lieu of the severance payments outlined in Section 8(e)(1), subject to Section 16 below, the Company will pay Employee: (i) cash severance equal to 2.0 times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, payable (x) if such termination date is prior to the Change in Control, or such termination date occurs on or after a Change in Control but the Change in Control does not qualify as a “change in control event” within the meaning of Section 409A, in periodic payments in accordance with ordinary payroll practices and deductions as set forth in Section 3(a) above over the 18 month period following the date of termination, provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date shall be paid on the 60th day following such “separation from service” date and (y) if such termination date is on or after a Change in Control which qualifies as a “change in control event” within the meaning of Section 409A, in a lump sum on the 60th day following the termination date, (ii) a pro rata Target Bonus, based on the number of days Employee was employed in the fiscal year in which the termination date occurs, paid in a lump sum on the 60th day following the termination date, and (iii) a lump sum payment on the 60th day following the termination date equal to eighteen (18) months of the applicable premium cost for continued Company group health coverage for Employee and his Family Members pursuant to the COBRA, based on Employee’s elections with respect to health coverage for Employee and his Family Members in effect as of immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage) regardless of whether COBRA continuation is elected, plus the “Health Insurance Tax Payment” described in Section 4.01(d) of the Rackspace Technology, Inc. Executive Change in Control Severance Plan, as adopted and effective March 16, 2021 (the “CIC Plan”). For the avoidance of doubt, Employee has waived participation in the CIC Plan and the Company and the Compensation Committee have accepted such waiver.

(3)Accelerated Vesting of Granted Equity: Notwithstanding the terms of the Equity Plan and/or the Grant Agreements, or any other grant agreement or written agreement governing any equity award, including, without limitation, a RSU and/or PSU grant, the Company agrees that any granted, outstanding equity that has not yet vested shall immediately accelerate and vest and be non-forfeitable and, if vesting is based on performance metrics, such equity will vest at the greater of (x) as if target performance were achieved or (y) as otherwise provided in the applicable grant agreement, on the earlier of (i) the effective date of a Change in Control (as defined in the Equity Plan), or (ii) the effective date of a termination by Company on account of death or Disability, termination by Company without Cause or termination by Employee for Good Reason; and will be delivered within 70 days of such vesting date unless the applicable grant agreement or Equity Plan provides for an earlier delivery date, in each case, other than clause (i), subject to Employee signing on or prior to the 50th day following such termination date and not revoking within the applicable 7-day revocation period, the Severance Agreement and General Release of Claims (as defined in Section 8(e)(5) below). In addition, simultaneous with or as soon as practicable after the acceleration of any such equity pursuant to clause (i) of the preceding sentence (but in all events no later than thirty (30) days following the Change in Control), the Company (or its successor) will make a payment to Employee equal to the “Tax Payment” described in Section 4.01(f) of the CIC Plan.
(4)Breach of Agreement; Commencement of Subsequent Employment with a Competitor within One Year; Re-hire: If Employee (i) materially breaches Section 4 or breaches Sections 5 or 6 of this Agreement, the Company shall provide Employee with written notice of the event or events giving rise to such breach and if Employee fails to cure such breach within twenty (20) days after receipt of written notice from the Company describing such breach or such breach is not curable, (ii) provides services as an employee, independent contractor, officer, owner (i.e., through active management), direct consultant to a Competitor (as defined below) prior to the first anniversary of the date Employee’s employment is terminated, or (iii) is rehired by Company with Employee’s express consent, in case of clauses (i) and (iii), during any period during which Employee is entitled to receive payments pursuant to Section 8(d), 8(e)(1) or 8(e)(2) (other than the Accrued Obligations), and in case of clause (ii) the one year period prior to the first anniversary of Employee’s termination date), the payments pursuant to Section 8(d), 8(e)(1) or 8(e)(2) (other than the Accrued Obligations) shall cease immediately. The foregoing shall not affect Company’s right to enforce the provisions of this Agreement by injunctive relief or otherwise. Employee agrees to immediately notify the Company upon the occurrence of any event specified in clause (ii) of the first sentence of this paragraph. For purposes of this Section 8(e) (4), “Competitor” shall mean any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services.
(5)Severance Agreement and General Release of Claims. The Severance Agreement and General Release of Claims required under this Section 8 shall be provided to Employee by the Company no later than five (5) days following his termination date and shall comply with the following terms: (i) it shall not require Employee to waive any rights he has to the Accrued Obligations, his severance rights under the applicable section of this Section 8 and/or his rights to be indemnified and/or advancement expenses under applicable law or under the Indemnification Agreement or his rights to be covered under directors’ and officers’ liability insurance policies as set forth in Section 19 below; and (ii) it will only contain the following additional terms unrelated to a general release of claims: (w) the limitations set forth in Section 8(e)(4) and the restrictive covenants consistent with Sections 4, 5 and 6 of this Agreement, (x) a cooperation provision consistent with Section 13 below, (y) a requirement to return Company property and Confidential Information consistent with Section 4 above and (z) a mutual non-

disparagement provision (with Employee’s non-disparagement obligations only extending to the Company and its related entities and their officers, directors and employees and the Company’s non-disparagement obligations being limited to press release and official Company internal or external announcements and/or emails and the executive leadership team), with standard carveouts for any party to make truthful statements to the extent necessary as required by law or by any government or regulatory or self-regulatory agency or body with actual or apparent authority to require such party to make such disclosure or to the extent necessary in connection with any claim or suit which is the subject to a motion for injunctive relief or arbitration.
(6)     No Mitigation or Offset. The Company agrees that, in order for Employee to be eligible to receive the payments and other benefits under this Agreement, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Section 8. Further, the amount of any payment or benefit provided for in Section 8 shall not be reduced by any compensation earned by Employee following the date of termination of his employment as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company or otherwise.

9.OWNERSHIP OF MATERIALS
Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment with the Company, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees, at the Company’s sole cost and expense and as may be reasonably requested by the Company, to execute any documents, testify in any legal proceedings, and do all things reasonably necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.
10.PARTIES BENEFITED; ASSIGNMENTS
This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement only to any successor to all or substantially all the assets of the Company, by merger or otherwise; provided such successor agrees to expressly assume this Agreement and perform the Company’s obligations hereunder. If Employee should die while any payment, benefit or entitlement is due to him hereunder, such payment, benefit or entitlement shall be paid to his spouse (or if she is not alive, to his estate).
11.GOVERNING LAW
This Agreement is intended to qualify as a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended, and as such shall be governed by federal law. To the extent not preempted by federal law, this Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States; provided that Sections 4, 5, 6 and 8(e)(4) shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction.

Each of the Company and Employee (on behalf of itself and its affiliates), following representation and advice of counsel, expressly consents to the personal jurisdiction of the Delaware state and federal courts for any lawsuit relating to this Agreement (other than Sections 4, 5, 6 and 8(e)(4) of this Agreement and expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to Sections 4, 5, 6 and 8(e)(4) of this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.
Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.
Employee acknowledges that he is represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement.
Employee acknowledges and agrees that this Agreement has been negotiated by the parties. In the event of a conflict between any provision of this Agreement and the provision of any plan, policy, program or other written agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.
12.DEFINITION OF COMPANY
The definition of “Company” for purposes of Section 4, 5, 6 and 9 shall mean Rackspace Technology, Inc., Rackspace US, Inc., and their present and future divisions, operating companies, subsidiaries, affiliates (other than any shareholder) and successors. Notwithstanding anything herein to the contrary, the Company may cause all cash payment or reimbursement obligations hereunder to be satisfied by a subsidiary of the Company.
13.LITIGATION AND REGULATORY COOPERATION
During the Employment Period and for three (3) years thereafter, subject to his business and personal commitments, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other similar actions which relate to events or occurrences during employment and of which he has knowledge, unless such cooperation would be adverse to his legal interests. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Annual Base Salary as of the last day of employment) for cooperation (other than as a witness at a court or arbitration proceeding, in which case no hourly rate will be paid) that occurs after employment, and reimburse for reasonable expenses, including travel expenses and reasonable attorneys’ fees and costs. Employee shall also remain entitled to any rights he has to be indemnified, advanced expenses and/or covered under any applicable directors’ and officers’ liability insurance policies.
14.DISPUTE RESOLUTION
(a)Injunctive Relief: Employee agrees that irreparable damages to Company may result from Employee’s breach of this Agreement. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. Each party shall be responsible and/or liable only for its or his own legal fees and other costs and expenses of litigation or threatening to bring a claim. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.
(b)Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative, collective or class proceeding. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses; provided, that, if Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under Section 8(e)(2) or 8(e)(3) (but solely with respect to the Change in Control provisions in such section), and provided that Employee prevails on at least one material issue related to such a claim, then the Company shall reimburse the attorneys’ fees incurred by Employee.
15.REPRESENTATIONS AND WARRANTIES OF EMPLOYEE AND COMPANY
(a)Unless and until the Company makes this Agreement publicly available, Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, or the performance of Employee’s duties hereunder. Employee authorizes the Company for eighteen (18) months following his termination date to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment.
(b)The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and perform its obligations, (ii) the execution, deliver and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgement or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the parties hereto, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
16.SECTION 409A COMPLIANCE
(a)General. The parties hereto acknowledge and agree that, to the extent applicable, the payments, benefits and/or entitlements under this Agreement are intended to either comply with or be exempt from the provisions of Section 409A such that Employee is not subject to tax, interest or penalties under Section 409A. This Agreement shall be interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to Employee under Section 409A, the Company and Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee with respect to any payments under this Agreement as a result of Section 409A or any damages for failing to comply with Section 409A.
(b)Separation from Service under Section 409A and Other Provisions. Notwithstanding any provision to the contrary in this Agreement: (i) if and to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” subject to Section 409A or is intended to be exempt from Section 409A and, in either case, is payable to Employee upon a termination of employment, such payment or benefit shall be made or provided to Employee only upon a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (and using the default presumptions thereunder) and each reference to “termination date,” “date of termination,” “termination of employment,” or such similar term shall be interpreted to mean a “separation from service”; (ii) if Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Employee in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Employee prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Employee’s “separation from service”, and (B) the date of Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 16(b) shall be paid to Employee in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, Employee’s right to receive installment payments (including payment of the severance payment under clause (i) of the second sentence of Section 8(e)(1) and clause (i)(x) of the second sentence to Section 8(e)(2)) of any payment hereunder shall be treated as a right to receive a series of separate and distinct payments; (v) whenever a payment under this Agreement specifics a payment period with a reference to a number of days (e.g., “payment shall be made within thirty (30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment can be made in one of two calendar years it shall be paid during such specified period but in the second calendar year; (vi) there shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee; and (vii) all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) reimbursements and in-kind benefits shall not be subject to liquidation or exchange for another benefit.
17.WITHHOLDING
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, and local withholding and other taxes that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
18.EXCESS PARACHUTE PAYMENTS
If any payment, benefit, entitlement or distribution by the Company (or any of its subsidiaries or affiliates) or, by the person(s) or entity or entities effecting the change in control or change in ownership of a substantial portion of the assets of a corporation, to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto or any similar statute or code), and (iii) but for this sentence, be subject to excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount; provided that in all events any Payment which receives the favorable valuation under Q&A-24 (b) and (c) of Treas. Reg. §1-280G shall not be reduced before all Payments which do not receive such favorable valuation have been reduced. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company and such calculations shall be provided to any Payment being paid to Employee. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
19.INDEMNIFICATION/D&O LIABILITY INSURANCE COVERAGE
The Company agrees to continue satisfying its obligations under the indemnification agreement entered into between the Company and Employee as of November 23, 2020 (the “Indemnification Agreement”). Both during the Employment Period and thereafter, the Company agrees that Employee shall be covered under its directors’ and officers’ liability insurance policies on a basis no less favorable to Employee than any other director or senior executive of the Company is so covered until such time as suits and/or claims can no longer be brought against Employee as a matter of law.
20.MISCELLANEOUS
This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and the Chief Legal Officer of the Company (by an authorized officer of the Company) and that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this Agreement and supersedes the Prior Agreement and any prior oral agreements or understandings between the parties. However, except with respect to the provisions in Section 8(e)(3) and the provisions of the Retention Equity Grants set forth in Section 3(c) and the provisions relating to the annual equity grants in Section 3(d), to the extent of any conflict in the terms of this Agreement and the Equity Plan, the Grant Agreements and any other grant agreement applicable to the annual equity grants to which Employee is subject, the terms of the Equity Plan and related grant agreements control; provided that any reference in a grant agreement to the Prior Agreement shall be deemed to be a reference to this Agreement and any reference to Section

8(f)(3) of the Prior Agreement shall be deemed to be a reference to Section 8(e)(3) of this Agreement. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.
If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The Company and Employee agree that the restrictions contained in Section 4, 5, and 6, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should a court or arbitrator find that Employee violated the provisions of Sections 4, 5, and 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.
If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court or arbitrator under Section 14 above under present or future laws effective during the term of Employee’s employment under this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Upon full execution by the Company and Employee, this Agreement shall be effective on the date first written above.

EMPLOYEE:

/s/ Amar Maletira
Amar Maletira

COMPANY:

/s/ Holly Windham
Rackspace Technology, Inc.
By: Holly Windham
Its: Executive Vice President
Signature Page to Employment Agreement